September 6, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Craft Brew Alliance, Inc.’s statements included under Item 4.01 of its Form 8-K dated September 4, 2019, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Moss Adams LLP